                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                                  JULY 18, 2003
                Date of Report (Date of earliest event reported)


                           UNIFAB INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



           LOUISIANA                     0-29416                72-1382998
(State or other jurisdiction of        (Commission            (IRS Employer
         incorporation)                File Number)        Identification No.)




                                 5007 PORT ROAD
                           NEW IBERIA, LOUISIANA 70560
               (Address of principal executive offices) (Zip Code)



                                 (337) 367-8291
              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 5.

    I. SEGMENT DISCLOSURE

    Effective January 1, 2003, as a result of the Midland Recapitalization and Investment transaction, management has evaluated the changed organizational and reporting structure of the Company and has concluded that the Company operates three reportable segments: platform fabrication, process systems and drilling rig fabrication. The Company's Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003 included disclosure of these reportable segments. This Form 8-K amends the financial statements for Unifab International, Inc. as filed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 to include segment disclosure in Note 16. Industry Segments, and amends Management's Discussion and Analysis for the related segment disclosure. The amended financial statements are to be distributed with the Company's proxy materials related to the 2003 annual meeting of the shareholders.

    II. Shut down of Allen Process Systems Limited

    On June 12, 2003, at a meeting of the creditors of Allen Process Systems Limited, Mr. Tony Freeman of Tony Freeman & Company, New Maxdov House, Manchester, England was appointed as Liquidator of Allen Process Systems Limited ("APS Limited"), located in London, England, for the purposes of ceasing and voluntarily winding up operations of that company. Mr. Freeman's appointment was ratified by Unifab International, Inc. (the "Company"), the sole shareholder of APS Limited. APS Limited was acquired by the Company in June 1998 and has provided engineering and project management services for process systems mainly to Europe and the Middle East. Allen Process Systems, LLC, a wholly owned subsidiary of the Company will provide these services in the future. The Company does not expect that ceasing and winding up operations of APS Limited will have a material impact to the consolidated financial statements of the Company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

                                     PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

    (a) The following financial statements, financial statement schedules and exhibits are filed as part of this report:

         (i) Financial Statements

                                                                                        PAGE
                                                                                        ----
Reports of Independent Auditors                                                         F-1

Consolidated Balance Sheets as of December 31, 2002 and 2001                            F-3

Consolidated Statements of Operations for the Years Ended
    December 31, 2002 and 2001 and for the Nine Months Ended December 31, 2000          F-4

Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
  2002 and 2001 and for the Nine Months Ended December 31, 2000                         F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and
  2001 and for the Nine Months Ended December 31, 2000                                  F-6

Notes to Consolidated Financial Statements                                              F-7

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of UNIFAB International, Inc.

We have audited the accompanying consolidated balance sheet of UNIFAB International, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of UNIFAB International, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" in 2002.


/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
March 28, 2003
(July 3, 2003 as to Note 16)

                         Report of Independent Auditors


The Board of Directors and Shareholders
UNIFAB International, Inc.


We have audited the accompanying consolidated balance sheet of UNIFAB International, Inc. as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2001 and the nine-month period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UNIFAB International, Inc. at December 31, 2001, and the consolidated results of its operations and its cash flows for the year ended December 31, 2001 and the nine-month period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that UNIFAB International, Inc. will continue as a going concern. As more fully described in
Note 2, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.



/s/ Ernst & Young LLP

New Orleans, Louisiana
April 9, 2002, except for Note 16, as to which the date is July 3, 2003

                           UNIFAB International, Inc.

                           Consolidated Balance Sheets


                                                                                            DECEMBER 31,
                                                                                       2002              2001
                                                                                   -------------    -------------
                                                                                            (In thousands)
ASSETS
Current assets:
   Cash and cash equivalents                                                       $          80    $         754
   Accounts receivable, net                                                                7,517           15,362
   Costs and estimated earnings in excess of billings on uncompleted contracts             2,297            5,769
   Income tax receivable                                                                     305            4,112
   Prepaid expenses and other assets                                                       1,873            2,442
                                                                                   -------------    -------------
Total current assets                                                                      12,072           28,439

Property, plant and equipment, net                                                        26,221           34,125
Goodwill, net                                                                                260              260
Other assets                                                                                 726              383
                                                                                   -------------    -------------
Total assets                                                                       $      39,279    $      63,207
                                                                                   =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                $       5,056    $      15,123
   Billings in excess of costs and estimated earnings on uncompleted contracts                14            1,343
   Accrued liabilities                                                                     2,163            3,750
   Contract loss reserves                                                                  1,148              490
   Current maturities of long-term debt                                                      850           23,246
                                                                                   -------------    -------------
Total current liabilities                                                                  9,231           43,952

   Long-term debt, less current maturities                                                 2,090              122
   Secured, subordinated notes payable                                                     6,848               --
   Secured, subordinated convertible debenture, net of unamortized discount of
     $3,452 in 2002                                                                        7,200               --
                                                                                   -------------    -------------
Total liabilities                                                                         25,369           44,074

Commitments and contingencies (Note 14)

Shareholders' equity:
   Preferred stock, no par value, 5,000 shares authorized, 738 shares outstanding in 2002, each share has voting rights equivalent to and is convertible into
     100,000 shares of common stock                                                           --               --
   Common stock, $0.01 par value, 20,000,000 shares authorized, 8,189,972 and
     8,127,283 shares outstanding in 2002 and 2001, respectively                              82               82
   Additional paid-in capital                                                             62,076           46,830
   Accumulated deficit                                                                   (48,212)         (27,695)
   Accumulated other comprehensive loss                                                      (36)             (84)
                                                                                   -------------    -------------
Total shareholders' equity                                                                13,910           19,133
                                                                                   -------------    -------------
Total liabilities and shareholders' equity                                         $      39,279    $      63,207
                                                                                   =============    =============



See accompanying notes.

                           UNIFAB International, Inc.

                      Consolidated Statements of Operations


                                                                                               NINE-MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                                                    2002            2001              2000
                                                               -------------    -------------  -----------------
                                                                   (In thousands, except per share amounts)
Revenue                                                        $      33,286    $      81,733    $      60,385
Cost of revenue                                                       39,260           79,244           63,387
                                                               -------------    -------------    -------------
Gross profit (loss)                                                   (5,974)           2,489           (3,002)
Impairment of Lake Charles facility                                    5,074               --               --
Impairment of goodwill                                                    --           14,786               --
Loss on disposal of equipment and closure of facilities                  351            4,790               --
Commitment fees                                                           --              700               --
Selling, general and administrative expense                            7,242            7,417            6,685
                                                               -------------    -------------    -------------
Loss from operations                                                 (18,641)         (25,204)          (9,687)
Other income (expense):
   Interest expense                                                   (1,894)          (2,794)          (1,807)
   Interest income                                                        18               33              180
                                                               -------------    -------------    -------------
Loss before income taxes                                             (20,517)         (27,965)         (11,314)

Income tax provision (benefit)                                            --            1,316           (4,048)
                                                               -------------    -------------    -------------
Net loss                                                       $     (20,517)   $     (29,281)   $      (7,266)
                                                               =============    =============    =============

Basic and diluted loss per share                               $       (0.56)   $       (3.60)   $       (1.00)
                                                               =============    =============    =============
Basic and diluted weighted average shares outstanding                 36,699            8,142            7,270
                                                               =============    =============    =============



See accompanying notes.

                           UNIFAB International, Inc.

                 Consolidated Statements of Shareholders' Equity

                                                                                            ACCUMULATED
                                  COMMON STOCK   PREFERRED STOCK  ADDITIONAL                  OTHER                   COMPREHENSIVE
                                 --------------  ---------------   PAID-IN   ACCUMULATED   COMPREHENSIVE                  INCOME
                                 SHARES  AMOUNT  SHARES   AMOUNT   CAPITAL     DEFICIT     INCOME (LOSS)    TOTAL         (LOSS)
                                 ------  ------  ------   ------  ---------- ------------   ------------   --------   -------------
                                                                 (In thousands)
Balance at March 31, 2000         6,820  $   68      --   $   --   $35,395   $      8,852       $    (47) $  44,268
Stock issued:
    Stock awards                      6      --      --       --        36             --             --         36
    Private placement of stock    1,300      13      --       --    11,272             --             --     11,285
    Stock options exercised           1      --      --       --        10             --             --         10
Net loss                             --      --      --       --        --         (7,266)            --     (7,266)   $     (7,266)
Currency translation
  adjustment                         --      --      --       --        --             --           (343)      (343)           (343)
                                                                                                                       ------------
  Comprehensive loss                 --      --      --       --        --             --             --         --    $     (7,609)
                                 ------  ------  ------   ------   -------   ------------   ------------   --------    ============
Balance at December 31, 2000      8,127      81      --       --    46,713          1,586           (390)    47,990
Stock issued:
    Stock awards                     56       1      --       --        66             --             --         67
    Stock options exercised           7      --      --       --        51             --             --         51
Net loss                             --      --      --       --        --        (29,281)            --    (29,281)   $    (29,281)
Currency translation
  adjustment                         --      --      --       --        --             --            306        306             306
                                                                                                                       ------------
  Comprehensive loss                 --      --      --       --        --             --             --         --    $    (28,975)
                                 ------  ------  ------   ------   -------   ------------   ------------   --------    ============
Balance at December 31, 2001      8,190      82      --       --    46,830        (27,695)           (84)    19,133
Midland investment
  transaction: (see Note 2)
Issuance of convertible,
  preferred stock                    --      --       1       --    10,000             --             --     10,000

Discount on secured,
  subordinated debenture
  for beneficial conversion
  feature                            --      --      --       --     3,652             --             --      3,652
Forgiveness of accrued
  penalties                          --      --      --       --       680             --             --        680
Forgiveness of unsecured
  creditor claims                    --      --      --       --       914             --             --        914
Net loss                             --      --      --       --        --        (20,517)            --    (20,517)   $    (20,517)
Currency translation
  adjustment                         --      --      --       --        --             --             48         48              48
                                                                                                                       ------------
  Comprehensive loss                 --      --      --       --        --             --             --         --    $    (20,469)
                                 ------  ------  ------   ------   -------   ------------   ------------   --------    ============
Balance at December 31, 2002      8,190  $   82       1  $    --   $62,076   $    (48,212)  $        (36)  $13,910
                                 ======  ======  ======   ======   =======   ============   ============   ========



See accompanying notes.

                            UNIFAB International Inc.

                      Consolidated Statements of Cash Flows

                                                                                                           NINE-MONTHS
                                                                                                               ENDED
                                                                             YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                                                              2002             2001            2000
                                                                         -------------    -------------    -------------
                                                                                         (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                 $     (20,517)   $     (29,281)   $      (7,266)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                2,700            2,604            1,727
     Amortization                                                                   --              450              631
     Provision for doubtful accounts                                               913               33              886
     Impairment charge on Lake Charles facility                                  5,074               --               --
     Impairment charge on goodwill                                                  --           14,786               --
     Loss on disposal of equipment and closure of facilities                       351               --               --
     Deferred income taxes                                                          --            1,316           (3,252)
     Changes in operating assets and liabilities:
         Accounts receivable                                                     6,169              169            1,807
         Net costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings on
            uncompleted contracts                                                2,143           (4,086)           3,577
         Prepaid expenses and other assets                                       5,164            6,688           (2,524)
         Accounts payable and accrued liabilities                               (4,673)           7,227            2,471
                                                                         -------------    -------------    -------------

Net cash used in operating activities                                           (2,676)             (94)          (1,943)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment                                                          (1,194)          (2,293)          (4,688)
Proceeds from sale of equipment                                                    130               90              178
Collections on notes receivable                                                     27               --               --
                                                                         -------------    -------------    -------------
Net cash used in investing activities                                           (1,037)          (2,203)          (4,510)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from advances from Midland                                              2,815               --               --
Net change in short-term borrowings                                                224            1,996           (4,427)
Exercise of stock options                                                           --               51               10
Proceeds from issuance of common stock                                              --                            11,685
                                                                         -------------    -------------    -------------
Net cash provided by financing activities                                        3,039            2,047            7,268
Net change in cash and cash equivalents                                           (674)            (250)             815
Cash and cash equivalents at beginning of year                                     754            1,004              189
                                                                         -------------    -------------    -------------
Cash and cash equivalents at end of year                                 $          80    $         754    $       1,004
                                                                         =============    =============    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid (received) during the year for:
   Income taxes                                                          $      (3,766)   $          --    $          --
                                                                         =============    =============    =============
   Interest                                                              $       1,668    $       1,944    $       1,944
                                                                         =============    =============    =============
Non cash activities:
  Midland Recapitalization and Investment Transaction (Note 2)

See accompanying notes.

                            UNIFAB International Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 2002



1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    UNIFAB International, Inc. (the Company) fabricates and assembles jackets, decks, topside facilities, quarters buildings, drilling rigs and equipment for installation and use offshore in the production, processing and storage of oil and gas. Through a wholly owned subsidiary, Allen Process Systems, LLC, the Company designs and manufactures specialized process systems such as oil and gas separation systems, gas dehydration and treatment systems, and oil dehydration and desalting systems, and other production equipment related to the development and production of oil and gas reserves. Compression Engineering Services, Inc.
(CESI), a division of Allen Process Systems, LLC, provides compressor project engineering from inception through commissioning, including project studies and performance evaluation of new and existing systems, on-site supervision of package installation, and equipment sourcing and inspection. The Company's main fabrication facilities are located at the Port of Iberia in New Iberia, Louisiana. Through a wholly owned subsidiary, Allen Process Systems, Ltd., headquartered in London, England, the Company provides engineering and project management services primarily in Europe and the Middle East and the Far East.

    The Company, as of December 31, 2002, operates in the facilities obtained with the acquisition of each operating subsidiary. These facilities are similar in nature and provide the physical environment necessary for the Company to provide its custom fabrication services to the oil and gas industry. Management has concluded that the operating facilities are operating segments that qualify to be aggregated under SFAS 131 in these financial statements. Management has considered that that nature of the products and services provided by the Company and the nature of the production processes are similar for each operating segment. The types or class of customers, and our methods of distributing our products and providing our services are similar for all operating segments. (See
Note 16 Industry Segments). The tables below summarize revenues from external customers for our products.


                                                                                NINE-MONTHS
                                                                                   ENDED
                                                  YEAR ENDED DECEMBER 31,       DECEMBER 31,
                                                    2002            2001            2000
                                               -------------   -------------   -------------
Decks, jackets and module fabrication          $      16,490   $      34,023   $      25,655
Production process systems                             9,570          20,679          14,209
Drilling rig fabrication                                 340          13,487          11,005
Other                                                  6,886          13,544           9,516
                                               -------------   -------------   -------------
Total revenue                                  $      33,286   $      81,733   $      60,385
                                               =============   =============   =============


    The operating cycle of the Company's contracts is typically less than one year, although some large contracts may exceed one year's duration. Assets and liabilities have been classified as current and noncurrent under the operating cycle concept, whereby all contract-related items are regarded as current regardless of whether cash will be received within a 12-month period. At December 31, 2002 and 2001, it was anticipated that substantially all contracts in progress, and receivables associated therewith, would be completed and collected within a 12-month period.

THE MIDLAND RECAPITALIZATION AND INVESTMENT TRANSACTION

    As more fully described in Note 2, below, on August 13, 2002 the Company and Midland Fabricators and Process Systems, LLC ("Midland") closed a transaction under which Midland exchanged $24.1 million outstanding under the Company's Senior Secured Credit Agreement and $5.6 million in acquired claims of unsecured creditors for 738 shares of our preferred stock, a secured subordinated convertible debenture in the amount of $10.7 million and two secured subordinated notes which total in the aggregate $6.8 million. The debenture is convertible into the Company's common stock at a price of $0.35 per share. Midland's 738 shares of preferred stock will be convertible into a total of 73,800,000 shares of the Company's common stock as soon as the shareholders authorize additional shares of common stock. The Company also recorded additional paid in capital on the transaction of $3.7 million resulting from the discount recorded on the secured subordinated convertible debenture, and capital contributions of $680,000 resulting from forgiveness by Midland of penalties accrued under the Senior Secured Credit Agreement and $914,000 resulting from partial forgiveness of the unsecured creditor claims acquired by Midland. Further, $675,000 of the amount the Company owed Midland under the Company's Senior Secured Credit Agreement was cancelled in exchange for the assignment to Midland of certain accounts receivable. On November 18, 2002, the Company entered into a commercial business loan with the Whitney National Bank, as more fully described in Note 5 to the financial statements. This loan is guaranteed by Nassau Holding Company, an affiliate of Midland, the subsidiaries of Unifab, and the principle members of Midland, in accordance with the terms of the Midland transaction.


PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

     Effective December 31, 2000, the Company changed its fiscal year-end to December 31 of each year. The consolidated statements of operations, shareholders' equity and cash flows for the period from April 1, 2000 to December 31, 2000 represent a transition period of nine months, which is referred to as the nine months ended December 31, 2000.

     The following is a comparative summary of the operating and cash flow results for the nine-month periods ended December 31, 2000 and December 31, 1999:

                                                              NINE MONTHS ENDED
                                                                  DECEMBER 31
                                                            2000             1999
                                                       -------------    -------------
                                                                         (Unaudited)
                                                               (In Thousands,
                                                          Except Per-Share Amounts)
Revenue                                                $      60,385    $      55,817
Cost of revenue                                               63,387           48,942
                                                       -------------    -------------
Gross profit (loss)                                           (3,002)           6,875
Selling, general and administrative expense                    6,685            6,141
                                                       -------------    -------------
Income (loss) from operations                                 (9,687)             734

Other income (expense):
   Interest expense                                           (1,807)            (908)
   Interest income                                               180               63
                                                       -------------    -------------
Loss before income taxes                                     (11,314)            (111)

Income tax provision (benefit)                                (4,048)              97
                                                       -------------    -------------
Net loss                                               $      (7,266)   $        (208)
                                                       =============    =============


Basic and diluted loss per share                       $       (1.00)   $       (0.03)
                                                       =============    =============
Basic weighted average shares outstanding                      7,270            6,697
                                                       =============    =============
Diluted weighted average shares outstanding                    7,270            6,697
                                                       =============    =============

                 CASH FLOWS FROM OPERATING ACTIVITIES

                 Net loss                                          $      (7,266)   $        (208)
                 Adjustments to reconcile net loss to net cash
                    provided by (used in) operating activities:
                      Depreciation                                         1,727            1,535
                      Amortization                                           631              601
                      Provision for doubtful accounts                        886               65
                      Deferred income taxes                               (3,252)             645
                      Changes in operating assets and
                        liabilities, net of effects from
                        acquisition of business:
                        Accounts receivable                                1,807            5,353
                        Net costs and estimated earnings in
                          excess of billings and billings in
                          excess of costs and estimated earnings
                          on uncompleted contracts                         3,577           (1,634)
                        Prepaid expenses and other assets                 (2,524)          (2,483)
                        Accounts payable and accrued liabilities           2,471           (3,395)
                                                                   -------------    -------------
                  Net cash provided by (used in) operating
                    activities                                            (1,943)             479

                  CASH FLOWS FROM INVESTING ACTIVITIES
                  Acquisition of business, net of cash acquired               --              233
                  Purchases of equipment                                  (4,688)          (5,144)
                  Proceeds from sale of equipment                            178               --
                                                                   -------------    -------------
                  Net cash used in investing activities                   (4,510)          (4,911)

                  CASH FLOWS FROM FINANCING ACTIVITIES
                  Net change in short-term borrowings                      5,173            2,929
                  Proceeds from notes payable                                 --           10,000
                  Payments on note payable                                (9,600)          (7,891)
                  Exercise of stock options                                   10               --
                  Proceeds from issuance of common stock                  11,685               --
                                                                   -------------    -------------
                  Net cash provided by financing activities                7,268            5,038
                  Net change in cash and cash equivalents                    815              606
                  Cash and cash equivalents at beginning of
                    period                                                   189            1,125
                                                                   -------------    -------------
                  Cash and cash equivalents at end of year         $       1,004    $       1,731
                                                                   =============    =============
                  SUPPLEMENTAL DISCLOSURE OF CASH FLOW
                    INFORMATION
                  Cash paid during the period for:
                  Income taxes                                     $          --    $          --
                                                                   =============    =============
                  Interest                                         $       1,944    $       1,103
                                                                   =============    =============

REVENUE AND COST RECOGNITION

    Revenue from fixed-price contracts is recognized on the percentage-of-completion method. In the case of long-term contracts extending over one or more fiscal years, revisions of the cost and profit estimated during the course of the work are reflected in the accounting period in which the facts that require revision become known. At the time a loss on a contract becomes known, the entire amount of the ultimate loss is accrued. Variations from estimated contract performance could result in a material adjustment to operating results for any fiscal year. Revenue from time and material contracts and cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus mark up or fees earned.

     The Company measures progress toward completion on fixed price contracts in a manner that we believe most accurately reflects the physical progress on the contracts. Contracts to construct platforms are measured by comparing labor and subcontract costs to date against total estimated labor and subcontract costs. Contracts to design and to manufacture processing equipment, which include a significant number of man-hours to design and to manufacture the equipment, are measured by comparing labor hours to date against total estimated labor hours. The Company believes this measure accurately represents progress on these contracts. Both platform fabrication and process equipment design and manufacture contracts typically include significant material costs at the start of the contract, such as for steel and valves. The Company does not include materials purchased pursuant to such contracts as a measure of completion because it believes that would distort the reported progress on the contracts.

     Contracts to manufacture drilling rigs are measured by comparing total costs to date against total estimated costs. These contracts generally do require steel purchases as man-hours are applied and physical completion is performed. The Company does not believe a significant distortion in the reported progress on these contracts results when material costs are included in the measure of progress.

     As described above, these measures of progress are used consistently for contracts that have similar characteristics. The Company believes that the use of these measurements of progress results in an appropriate, objective measure of progress on contracts.

    Contract costs include direct labor, material, subcontract costs and allocated indirect costs related to contract performance. General and administrative costs are charged to expense as incurred.

USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation is computed principally by the straight-line method over the estimated lives of the assets, which range from 19 to 31 years for building and bulkhead and 3 to 12 years for yard and other equipment, for financial statement purposes and by accelerated methods for income tax purposes.

    Amortization of leasehold improvements is provided using the straight-line method over the estimated useful lives of the assets or over the terms of the lease, whichever is shorter.

GOODWILL


     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS ") No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill upon the adoption of this statement on January 1, 2002. A reconciliation of previously reported net loss and loss per share to the amounts adjusted for the exclusion of goodwill amortization net of tax follows:

                                                                            Nine-months ended
                                               Year ended December 31,        December 31,
                                               2002             2001              2000
                                           -------------    -------------    -------------
Reported net loss                          $     (20,517)   $     (29,281)   $      (7,266)

Add: Goodwill amortization, net of tax                --              437              413
                                           -------------    -------------    -------------
Adjusted net loss                          $     (20,517)   $     (28,844)   $      (6,853)
                                           =============    =============    =============

Reported net loss per share, basic
   and diluted                             $       (0.56)   $       (3.60)   $       (1.00)

Add Goodwill amortization net of tax,
   per basic and diluted share                        --             0.05             0.06
                                           -------------    -------------    -------------
Adjusted loss per share, basic and
   diluted                                 $       (0.56)   $       (3.55)   $       (0.94)
                                           =============    =============    =============
Basic and diluted weighted average
   shares outstanding                             36,699            8,142            7,270
                                           =============    =============    =============

    Prior to adopting SFAS 142, the Company assessed goodwill for impairment in accordance with Financial Accounting Standards Board (FASB) Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121). Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amounts of those assets may not be recoverable. Under this approach, the carrying value of goodwill would be reduced if it is probable that management's best estimate of future operating income before amortization would be less than the carrying amount of goodwill over the remaining amortization period. In the September 2001 quarter, the Company recorded a charge of $14.8 million recognizing the impairment of substantially all of the goodwill on the acquisitions of OBI, Unifab International West and Allen Process Systems Limited. Due to the economic conditions in the oil and gas services industry, the delay in the expected recovery to profitable operations and the decision to close the Company's barge repair facility in New Iberia, the Company evaluated the likelihood that goodwill would be recovered. Based on this evaluation, the Company determined that goodwill was impaired and recorded an impairment charge of $14.8 million. The Company's evaluation of the recovery of goodwill was based on estimated future cash flows related to the associated businesses. The write down was to fair value of the related businesses based on discounted cash flows or the estimated fair value of certain facilities.

    The carrying amount of goodwill as of December 31, 2002 and 2001, is approximately $260,000 and is entirely attributable to the Company's June 24, 1999 acquisition of Compression Engineering Services, Inc.

INTEREST CAPITALIZATION

    Interest costs for the construction of certain long-lived assets are capitalized and amortized over the related assets' estimated useful lives. During the nine months ended December 31, 2000 interest cost of $396,000 was capitalized. No interest costs were capitalized during the years ended December 31, 2002 and 2001.

INCOME TAXES

    Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for the tax effect of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements at the enacted statutory rate to be in effect when the taxes are paid.

STOCK BASED COMPENSATION

    The Company uses the intrinsic value method of accounting for employee-based compensation prescribed by Accounting Principles Board ("APB") Opinion No. 25 and, accordingly, follows the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages the use of fair value based method of accounting for compensation expense associated with stock option and similar plans. However, SFAS No. 123 permits the continued use of the intrinsic value based method prescribed by Opinion No. 25 but requires additional disclosures, including pro forma calculations of net earnings and earnings per share as if the fair value method of accounting prescribed by SFAS No. 123 had been applied.

    Had compensation cost for the Company's stock plans been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net income and net income per share amounts would have approximated the following pro forma amounts (in thousands, except per share data):

                                                                                     NINE MONTHS
                                                                                         ENDED
                                                        YEAR ENDED DECEMBER 31        DECEMBER 31
                                                         2002             2001            2000
                                                     -------------   -------------   -------------
Net loss, as reported                                $     (20,517)  $     (29,281)  $      (7,266)
Add: Total stock-based employee compensation
    expense included in reported net loss, net of
    related tax effects                                         --              --              --
Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax
    effects                                                   (302)           (586)           (546)
                                                     -------------   -------------   -------------
Pro forma net loss                                   $     (20,819)  $     (29,867)  $      (7,812)
                                                     =============   =============   =============

Loss per share
    Basic and diluted, as reported                   $       (0.56)  $       (3.60)  $       (1.00)
                                                     =============   =============   =============
    Basic and diluted, pro forma                     $       (0.57)  $       (3.67)  $       (1.07)
                                                     =============   =============   =============

Weighted average fair value of grants                $        0.21   $        0.82   $        3.16
                                                     =============   =============   =============

     Black-Scholes option pricing model assumptions:

                                                                                            NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31              DECEMBER 31
                                                          2002                2001                2000
                                                     --------------      --------------     -----------------
Risk-free interest rate                              1.82% to 2.22%      2.77% to 6.28%      4.69% to 6.28%
Volatility factor of the expected market price
  of UNIFAB stock                                      1.042-1.073         .722-.907            .722-.797
Weighted average expected life of the option
                                                         2 years            2 years              2 years
Expected dividend yield                                    --                  --                   --

LONG-LIVED ASSETS

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS
144). SFAS 144 promulgates standards for measuring and recording impairments of long-lived assets. Additionally, this standard establishes requirements for classifying an asset as held for sale, changes existing accounting and reporting standards for discontinued operations and exchanges for long-lived assets. The Company implemented SFAS No. 144 on January 1, 2002, as required.

    During 2002 the Company recorded an impairment loss of $5.1 million on the Lake Charles facility. Operating losses incurred at the facility and the outlook of that business resulted in the Company actively seeking alternative sources of capital to sustain development and operations at the facility. By closing the Midland transaction in August 2002, the Company was able to stabilize its overall financial condition and add experienced management to evaluate alternatives with respect to the Lake Charles facility. Since that time negotiations with possible joint venture partners that would operate the facility have been continuing. In the event the Company is unable to complete an arrangement whereby the facility can be operated, the Company may sell the facility. In evaluating the recoverability of the investment in the Lake Charles facility, the Company estimated net undiscounted cash flows under both operating alternatives and disposal scenarios, and concluded the carrying value of the facility was impaired. The Company then estimated the fair value of the facility based on the related discounted estimated cash flows and, based on this analysis, recorded an impairment loss of $5.1 million. The impairment loss reduced the recorded net value of the facility to its estimated fair value of $5.4 million.

EARNINGS PER SHARE

    Basic net income (loss) per share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income per share uses the weighted average number of common shares outstanding adjusted for the incremental shares attributed to dilutive outstanding options and warrants to purchase common stock and securities convertible into shares of common stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of the Company's financial instruments, including cash, receivables and payables approximate fair market value due to their short-term nature. The Company's long-term debt at December 31, 2002 consists principally of a revolving credit agreement, secured subordinated notes payable, and a secured subordinated convertible debenture. The terms of each of these instruments were negotiated during the latter part of 2002 in arm's length transactions and provide for variable interest rates. In addition the Company's credit worthiness and common stock price have not changed significantly since the instruments were issued. Accordingly, the carrying value of the Company's long-term debt is considered to approximate fair value at December 31, 2002. The carrying value of the Company's financial instruments at December 31, 2001, primarily notes payable, closely approximates fair value.

NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations", requires the recording of liabilities for all legal obligations associated with the retirement of long-lived assets that result from the normal operation of those assets. These liabilities are required to be recorded at their fair values (which are likely to be the present values of the estimated future cash flows) in the period in which they are incurred. SFAS No. 143 requires the associated asset retirement costs to be capitalized as part of the carrying amount of the long-lived asset. The asset retirement obligation will be accreted each year through a charge to expense. The amounts added to the carrying amounts of the assets will be depreciated over the useful lives of the assets. The Company is required to implement SFAS No. 143 on January 1, 2003, and we have not determined the impact that this statement will have on our consolidated financial position or results of operations.

    In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS no. 145 eliminates SFAS No. 4 and as a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30. SFAS No. 145 amends SFAS No. 13, "Accounting for Leases" to eliminate an inconsistency between the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS No. 145 also updates and amends existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company does not expect that the adoption of SFAS No. 145 will have a material impact on its consolidated financial position or results of operations.

    In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred rather than at the date a plan is committed to. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company will implement the provisions of this statement on a prospective basis.

    In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation," to provide alternate methods of transition to SFAS No. 123's fair value method of accounting for stock-based compensation. Statement No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 25. As allowed by SFAS No. 123, the Company has elected to continue to utilize the accounting method prescribed by APB Opinion No. 25 and has adopted the disclosure requirements of SFAS No. 148 as of December 31, 2002.

    In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. As required, the Company adopted the disclosure requirements of FIN 45 as of December 31, 2002. See Note 13 to the consolidated financial statements. The Company will adopt the initial recognition and measurement provisions on a prospective basis for guarantees issued or modified after December 31, 2002. The Company has not determined the impact that the adoption of the recognition / measurement provisions will have on its consolidated financial position or results of operations.

    In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN46"). FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The Company does not expect that the adoption of FIN 46 will have a material impact on its consolidated financial position or results of operations.

RECLASSIFICATIONS

    Certain amounts previously reported have been reclassified to conform with the presentation at December 31, 2002.

2. MIDLAND RECAPITALIZATION AND INVESTMENT TRANSACTION

    During 2001, the Company's results of operation and financial condition deteriorated dramatically. In significant ways, the Company declining financial condition impacted its ability to compete for contracts and labor, two important ingredients in the Company's historic profitability. At December 31, 2001, the Company had a working capital deficit caused by the reclassification of $22.6 million outstanding under the Company's Senior Secured Credit Facility to current liabilities, which was caused by the Company's inability to make the scheduled payments without raising capital. As a result, management developed plans to seek additional capital and improve liquidity.

    In April 2002, the Company entered into a preferred stock purchase, debt exchange and modification agreement with Midland. William A. Hines, who is now the chairman of the board of directors of the Company, is a manager of, and the owner of a 45.5% membership interest in, Midland. The remaining membership interest in Midland is owned by members of Mr. Hines' family and his former spouse. The terms of the Midland agreement were determined by arm's length negotiation between the Company's senior management team and its representatives, and Mr. Hines and his representatives. Mr. Hines had been the principal shareholder of Allen Tank, Inc., which was acquired by the Company in 1998. From the time of that acquisition in 1998 until March 2001, Mr. Hines served as a director of the Company. At the time of negotiating and entering into the Midland agreement, Mr. Hines held no position with the Company. Upon consummating the Midland agreement in August 2002, Mr. Hines became Chairman of the Board of Directors.

         Pursuant to the Midland agreement and prior to its consummation on August 13, 2002:

    o The Company consented to Midland's acquisition of the rights of the lenders under the Company's credit agreement dated November 30, 1999, as amended, with Bank One, Louisiana, N.A. and three other commercial banks. On May 1, 2002, Midland acquired the rights of those lenders under the credit agreement for $13.9 million in cash, the source of which was capital contributions from its members. On that date, the total amount of principal, accrued interest and penalties owing under the credit agreement was $21.3 million. Thereafter, and prior to the consummation of the Midland agreement, Midland advanced the Company $2.8 million for working capital needs and to establish a cash collateral account with Bank One to secure outstanding letters of credit.

    o Midland acquired unsecured creditor claims in the amount of $5.6 million. Midland's acquisition cost for these claims was an aggregate of $2.9 million, including payments made to the unsecured creditors, fees paid to a collection agent and attorneys' fees. Midland's source of these payments was capital contributions from its members.

    o Midland agreed to guarantee a line of credit. On November 18, 2002 the Company established an $8.0 million line of credit with a commercial bank. Nassau Holding Company, an affiliate of Midland, the subsidiaries of Unifab, and the principle members of Midland guarantee the Company's obligations under it.

    o The Company entered into agreements, effective April 2002, terminating the employment agreement of Dailey J. Berard, who was then a director of the Company and was formerly chairman of the board, president and chief executive officer of the Company, and the consulting agreement of Jerome E. Chojnacki, who was then the chairman of the board, president and chief executive officer; in exchange for the termination of their agreements, the Company made one-time cash payments of $75,000 to each of Messrs. Berard and Chojnacki. Also effective April 2002, the Company obtained the resignation of Mr. Berard as a director, and the resignation of Mr. Chojnacki as Chairman of the Board, President and Chief Executive Officer.

    o Midland agreed to use its best efforts to continue the listing of the Company's common stock on the Nasdaq Stock Market for a period of at least two years following consummation of the Midland agreement.

    o Midland agreed to cause its designees to the board of directors to approve the calling of a meeting of shareholders for the purpose of voting on an increase in the authorized number of shares of the Company's common stock, and to approve a rights offering. Midland also agreed to vote its shares in favor of the proposed increase in the authorized number of the Company's shares.

            Upon consummation of the Midland agreement on August 13, 2002:

    o $10.0 million owed Midland under the credit agreement was cancelled in exchange for 738 shares of the Company's series A preferred stock. Each share of this preferred stock has voting rights equal to 100,000 shares of the Company's common stock, and will convert into 100,000 shares of the Company's common stock when the authorized number of the Company's unissued and unreserved common shares is at least 100 million, as will occur when approved by the Company's shareholders.

    o $12.8 million owed Midland under the credit agreement was converted into the following, which continue to constitute secured indebtedness under the credit agreement: (i) a convertible debenture in the principal amount of $10.7 million payable in five equal annual installments, bearing interest at Wall Street Journal Prime (that is, the prime rate of interest reported in the Wall Street Journal in its daily table of "Money Rates") plus 2.5 percentage points (6.75% at December 31, 2002) and convertible into shares of the Company's common stock at $0.35 per share (the closing price of the Company's common stock on the Nasdaq National Market on March 6, 2002, the date the negotiations on the expected terms of the convertible debenture and the rights were concluded); and (ii) a promissory note in the principal amount of $2.1 million (the amount of the advances made by Midland to the Company after entering into the Midland agreement), which is payable August 13, 2005 and bears interest at the rate of Wall Street Journal Prime plus 3.0 percentage points (7.25% at December 31, 2002). The Company has recorded $3.7 million discount on the face value of the convertible debenture, which represents the intrinsic value of the beneficial conversion feature of the debenture and equals the difference between $0.35, the conversion price per share, and $0.47, the closing price per share of Unifab International, Inc. common stock on August 13, 2002, the date of issuance of the convertible debenture. This discount is being amortized as interest expense from August 13, 2002 to August 13, 2010, the maturity date of the debenture. In the year ended December 31, 2002, the Company recorded $200,000 interest expense related to amortization of this discount.

    o Midland transferred to the Company the claims it had acquired from the Company's unsecured creditors in the amount of $5.6 million. In exchange for these claims, the Company delivered to Midland a promissory note in the principal amount of $4.7 million, and recorded a contribution to additional paid in capital of $914,000, which represents claims of unsecured creditors acquired by Midland which were forgiven by Midland. The promissory note is payable August 13, 2006, and bears interest at the rate of Wall Street Journal Prime plus 3.0 percentage points (7.25% at December 31, 2002). This promissory note also constitutes secured indebtedness under the Company's credit agreement with Midland.

    o $675,000 of the amount the Company owed Midland under the credit agreement was cancelled in exchange for the assignment to Midland of certain accounts receivable in the amount of $1,191,000 against which the Company had established reserves of approximately $516,000. The Company has recorded a $675,000 reduction in the indebtedness under the credit agreement.

    o $680,000 of the amount the Company owed Midland under the credit agreement (substantially all of which consisted of penalties accrued under the terms of the amended credit agreement) was forgiven by Midland, resulting in a contribution to additional paid in capital of $680,000. Midland waived all defaults under the credit agreement.

    o Charles E. Broussard resigned from the Company's board of directors, and the remaining directors, Perry Segura and George C. Yax, appointed Mr. Hines, Frank J. Cangelosi, Jr., William A. Downey, Daniel R. Gaubert, Donald L. Moore and Allen C. Porter, Jr., all designated by Midland, as members of the board.

    There is no accrued and unpaid interest owed to Midland at December 31, 2002.

3. CONTRACTS IN PROGRESS

    Information pertaining to contracts in progress at December 31, 2002 and 2001 consisted of the following:


                                                                   DECEMBER 31
                                                             2002              2001
                                                         -------------    -------------
                                                               (In thousands)
Costs incurred on uncompleted contracts                  $      10,919    $      26,912
Estimated earnings, net                                             50            2,738
                                                         -------------    -------------
                                                                10,969           29,650
Less billings to date                                           (8,686)         (25,224)
                                                         -------------    -------------
                                                         $       2,283    $       4,426
                                                         =============    =============


Included in the accompanying balance sheets under
  the following captions:
     Costs and estimated earnings in excess of
       billings on uncompleted contracts                 $       2,297    $       5,769
     Billings in excess of costs and estimated
       earnings on uncompleted contracts                           (14)          (1,343)
                                                         -------------    -------------
                                                         $       2,283    $       4,426
                                                         =============    =============

    Accounts receivable includes retainages and unbilled receivables, respectively, of $775,000 and $36,000 at December 31, 2002 and $641,000 and $2,018,000 at December 31, 2001. The unbilled receivables relate primarily to time and material contracts.

    The Company has contract loss reserves of $1,148,000 and $490,000 at December 31, 2002 and December 31, 2001, respectively. Included in contract loss reserves at December 31, 2002 is $441,000 related to two fixed price contracts that were executed in December 31, 2002. The expected delivery date on each of these contracts is March - April, 2003. The remaining contract loss reserve at December 31, 2002 relates to contracts to provide process equipment, which is being fabricated overseas. These contracts have encountered delays in completion of fabrication and commissioning and have resulted in cost overruns to the Company. These contracts are expected to be complete in April 2003. At December 31, 2001, the contract loss reserve relates to a fixed price contract that was completed and delivered in February 2002. This reserve was recorded to increase the estimated cost at completion on the contract and adjusted upward the reserve that was recorded on this contract in the quarter ended September 30, 2001.

4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consisted of the following at December 31, 2002 and 2001:

                                                               DECEMBER 31,
                                                          2002             2001
                                                     -------------    -------------
                                                              (In thousands)
Land                                                 $       2,089    $       2,089
Building and bulkhead, including leasehold
   improvements                                             12,540           18,903
Yard equipment                                              24,412           25,920
Vehicles and other equipment                                 1,552            1,977
Construction in progress                                       730               --
                                                     -------------    -------------
                                                            41,323           48,889

Less accumulated depreciation                              (15,102)         (14,764)
                                                     -------------    -------------
                                                     $      26,221    $      34,125
                                                     =============    =============

5. LONG-TERM DEBT

    Long-term debt at December 31, 2002 and 2001 consisted of the following:

                                                                                     DECEMBER 31,
                                                                                 2002             2001
                                                                            -------------    -------------
                                                                                    (In thousands)
                                                                            ------------------------------
Revolving credit agreement with Whitney National Bank,
   interest payable monthly at variable rates (3.2% at
   December 31, 2002), maturing May 26, 2004, secured
   by the assets of the Company, guaranteed by Nassau
   Holding Company, an affiliate of Midland, the
   subsidiaries of the Company, and the principle
   members of Midland                                                       $       2,090    $          --

Note payable to finance company, payable in monthly installments
   of $126,000, including interest at 5.9%, maturing July 2003                        749               --

Note payable to finance company, payable in monthly installments
   of $13,000, including interest at 7.75%, maturing March 2003                        39              185

Revolving credit agreement with a bank group, interest payable monthly at variable rates (7.5% at December 31, 2001), matures January 31, 2003,
   secured by substantially all of the assets of the Company                           --           22,605

Other notes payable                                                                    62              578
                                                                            -------------    -------------
Total long-term debt                                                                2,940           23,368
Less current maturities                                                              (850)         (23,246)
                                                                            -------------    -------------
Long-term debt, less current maturities                                     $       2,090    $         122
                                                                            =============    =============

    On November 18, 2002, the Company entered into a Commercial Business Loan with Whitney National Bank (the "Credit Agreement") which provides for up to $8.0 million in borrowings for working capital purposes, including up to $2.0 million in letters of credit, under a revolving credit facility. At December 31, 2002, the Company had no letters of credit outstanding under the Credit Agreement.

    Maturities of long-term debt, discussed above, secured subordinated notes payable and the secured subordinated convertible debenture, discussed in Note 2, are as follows (in thousands):

2003                $       850
2004                      2,090
2005                      2,139
2006                      4,709
2007                      2,130
Thereafter                8,522
                    -----------
Total               $    20,440
                    ===========

6. INCOME TAXES

    Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2002 and 2001 were as follows:

                                                                   DECEMBER 31,
                                                             2002             2001
                                                         -------------    -------------
                                                                (In thousands)
Deferred tax liabilities:
   Excess book value over tax basis of property,
     plant and equipment                                 $       2,427    $       4,650
                                                         -------------    -------------
   Total deferred tax liabilities                                2,427            4,650
Deferred tax assets:
   Reserves not currently deductible                             1,317              234
   Goodwill                                                      2,846            3,132
   Long term construction contracts                                 15               --
   Operating loss carryforward                                  12,052            8,618
                                                         -------------    -------------
   Total deferred tax assets                                    16,230           11,984
   Valuation allowance for deferred tax assets                 (13,803)          (7,334)
                                                         -------------    -------------
   Deferred tax assets                                           2,427            4,650
                                                         -------------    -------------
   Net deferred tax liabilities                          $          --    $          --
                                                         =============    =============

    At December 31, 2002, the Company has an available net operating loss carryforward of approximately $31.7 million for U.S. Federal income tax purposes, which, if not used will expire between 2020 and 2022. The ability of the Company to utilize net operating loss carryforwards is limited on an annual basis because the Midland transaction results in a change in control under the current tax regulations. The Company has recorded a valuation allowance to offset the deferred tax asset related to the net operating loss carryforward and other deferred tax assets that exceed deferred tax liabilities because the Company believes that it is more likely than not that these deferred tax assets will not be utilized.

    The income tax provision (benefit) is comprised of the following:

                                                                   NINE MONTHS
                                                                      ENDED
                                   YEAR ENDED DECEMBER 31,         DECEMBER 31,
                                     2002            2001              2000
                                 -------------   -------------    -------------
                                                 (In thousands)
Current                          $          --   $          --    $        (796)
Deferred                                    --           1,316           (3,252)
                                 -------------   -------------    -------------
                                 $          --   $       1,316    $      (4,048)
                                 =============   =============    =============

    The reconciliation of income tax computed at the federal statutory rates to income tax expense is:



                                                                                      NINE MONTHS
                                                                                         ENDED
                                                       YEAR ENDED DECEMBER 31          DECEMBER 31
                                                       2002             2001             2000
                                                   -------------    -------------    -------------
Tax at federal statutory rates                     $      (7,181)   $      (9,508)   $      (3,846)
Valuation reserve on deferred tax assets                   6,469            6,942              134
Non deductible loss on goodwill impairment                    --            3,174               --
Other, primarily permanent differences and state
   income taxes                                              712              708             (336)
                                                   -------------    -------------    -------------
                                                   $          --    $       1,316    $      (4,048)
                                                   =============    =============    =============

7. SHAREHOLDERS' EQUITY

    COMMON STOCK

    The Company has authorized 20,000,000 shares of $0.01 par value common stock.

    PREFERRED STOCK

    The Company has authorized 5,000 shares of no par value preferred stock. On April 23, 2002, the Board of Directors adopted Articles of Amendment to the Company's Articles of Incorporation which authorized that 750 shares of preferred stock are designated Series A Participating Preferred Stock (the "Series A Shares"). Each Series A Share shall entitle the holder to vote as 100,000 shares of common stock, shall have no preference to the common shares on the payment of dividends or the liquidation or winding up of the Company. If the Company pays a dividend to the holders of its common shares, each Series A Share shall entitle the holder to a dividend equal to 100,000 times the dividend paid on each share of common stock. In any liquidation or winding up of the Company, will entitle the holder to 100,000 times the amount paid on each share of common stock. In all other ways, each series A Share shall be treated like 100,000 shares of common stock. If at any time the Company has authorized at least 100,000,000 shares of common stock that have not been issued or reserved for issuance pursuant to an outstanding obligation of the Company, then each Series A Share will be converted into 100,000 shares of common stock. On August 13, 2002 under the terms of the Midland Transaction, the Company issued 738 Series A Shares.

    EARNINGS PER SHARE

    Under the terms of the Midland agreement, the Company issued 738 Series A Shares and a $10,652,000 convertible debenture. Each share of series A preferred stock is convertible into 100,000 shares of Unifab common stock or 73,800,000 total common shares. However, at December 31, 2002, the total number of common shares authorized is 20,000,000, therefore, there are insufficient authorized common shares to effect the conversion of the preferred shares. Until converted, each share of preferred stock enjoys all the rights and privileges of 100,000 shares of common stock, including voting rights. The denominator below gives effect to the conversion of the shares of preferred stock. The $10,652,000 convertible debenture is convertible into Unifab common stock at a conversion price of $0.35 per share, or 30,434,000 shares of common stock. These shares are anti-dilutive and are not included in the computation of diluted earnings per share during periods where the Company incurs a loss.

    The following table sets forth the computation of basic and diluted earnings per share giving effect to the conversion by Midland of 738 shares of preferred stock on August 13, 2002:

                                                                                NINE-MONTHS
                                                                                   ENDED
                                                 YEAR ENDED DECEMBER 31         DECEMBER 31
                                                  2002             2001            2000
                                             -------------    -------------    -------------
                                                 (In thousands, except per share amounts)
Numerator:
   Net loss                                  $     (20,517)   $     (29,281)   $      (7,266)
                                             =============    =============    =============
Denominator:
   Weighted average shares of common stock
      outstanding                                    8,190            8,142            7,270
   Effect of issuance of convertible
      preferred stock on weighted average
      shares of common stock                        28,509               --               --
                                             -------------    -------------    -------------
   Denominator for basic and diluted
      earnings per share - weighted
      average shares                                36,699            8,142            7,270
                                             =============    =============    =============
Basic and diluted loss per share             $       (0.56)   $       (3.60)   $       (1.00)
                                             =============    =============    =============

    Options with an exercise price greater than the average market price of the Company's common stock for the year and options outstanding during years where the Company incurs a net loss are anti-dilutive and, therefore, not included in the computation of diluted earnings per share. During the year ended December 31, 2002, 835,000 options and 60,000 warrants outstanding were anti-dilutive due to the net loss incurred by the Company. During the year ended December 31, 2001, 862,000 options and 60,000 warrants outstanding were anti-dilutive due to the net loss incurred by the Company. During the nine months ended December 31, 2000, 842,000 options and 60,000 warrants outstanding were anti-dilutive due to the net loss incurred by the Company.

8. CONCENTRATION OF CREDIT RISK

    The Company's customers are principally major and large independent oil and gas companies and drilling companies. These concentrations of customers may impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic or other conditions. Management believes that the allowance for doubtful accounts is adequate to absorb probable credit losses. Receivables are generally not collateralized.

    At December 31, 2002 and 2001, the allowance for doubtful accounts deducted from accounts receivable on the accompanying balance sheets was $763,000 and $528,000, respectively.

9. LONG-TERM INCENTIVE PLANS

    In July 1997, the Company adopted and its shareholders approved the Long-Term Incentive Plan (the "1997 Plan") to provide long-term incentives to its key employees, including officers and directors who are employees of the Company (the "Eligible Employees"). Under the 1997 Plan, which is administered by the Compensation Committee of the Board of Directors, the Company may grant incentive stock options, nonqualified stock options, restricted stock, other stock-based awards or any combination thereof (the "Incentives") to Eligible Employees. The Compensation Committee determines who receives Incentives and establishes the exercise price of any stock options granted under the Incentive Plan, provided that the exercise price may not be less than the fair market value of the Common Stock on the date of grant. At the Company's Annual Meeting of Shareholders held on December 27, 2002, the shareholders approved an amendment to the 1997 Plan to increase the number of shares of common stock subject to issuance under the plan to 2,500,000 from 460,000, and to increase the shares of common stock that can be granted to a single participant in a calendar year through awards under the plan to 250,000 from 200,000.

    In June 2000, the Company adopted and the Board of Directors approved the Employee Long-Term Incentive Plan (the "2000 Plan") to provide long-term incentives to its key employees who are not officers or directors of the Company. Under the 2000 Plan, which is administered by the Plan Administrator, the Company may grant incentive stock options, nonqualified stock options, restricted stock, other stock-based awards or any combination thereof to key employees. The Compensation Committee reviews and approves awards made under the 2000 plan and approves the exercise price of any stock options granted under the 2000 Plan. The exercise price may not be less than the fair market value of the Common Stock on the date of grant. A maximum total of 565,000 shares of Common Stock are available for issuance under the 2000 Plan.

    All of the options granted under the long-term incentive plans have a 10-year term. The Compensation Committee determines the vesting period of option grants. The optionee will not realize any income for federal income tax purposes, nor will the Company be entitled to any tax deduction, upon the grant of a nonqualified stock option. Upon exercise, the optionee will realize ordinary income measured by the difference between the aggregate fair market value of the shares of Common Stock on the exercise date and the aggregate exercise price, and the Company will be entitled to a tax deduction in the same amount.

    A summary of the Company's stock options activity and the related information for the years ended December 31, 2002 and 2001 and for the nine months ended December 31, 2000 is as follows (in thousands, except per share data):

                                                YEAR ENDED                     YEAR ENDED                NINE MONTHS ENDED
                                            DECEMBER 31, 2002             DECEMBER 31, 2001              DECEMBER 31, 2000
                                       --------------------------    --------------------------    -----------------------------
                                          WEIGHTED                    WEIGHTED                      WEIGHTED
                                          AVERAGE                     AVERAGE                        AVERAGE
                                          EXERCISE                    EXERCISE                       EXERCISE
                                           PRICE         OPTIONS       PRICE         OPTIONS           PRICE          OPTIONS
                                       -------------   ----------    ----------   -------------    -------------   -------------
Outstanding - beginning of period      $        7.21          862    $     8.62             842    $       10.08             412
Granted                                         0.39          500          1.78             198             7.22             434
Exercised                                         --           --          7.37              (7)            7.50              (1)
Forfeited                                       6.67         (537)         7.87            (171)            7.33              (3)
                                       -------------   ----------    ----------   -------------    -------------   -------------
Options outstanding at end of period   $        3.42          825    $     7.21             862    $        8.62             842
                                       =============   ==========    ==========   =============    =============   =============
Options exercisable at end of period   $        3.41          818    $     8.36             623    $        9.42             552
                                       =============   ==========    ==========   =============    =============   =============

The following table summarizes information about stock options outstanding at December 31, 2002:

                                          OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                        ---------------------------------------------------------   ---------------------------------
  EXERCISE PRICE          NUMBER           WEIGHTED AVERAGE      WEIGHTED AVERAGE     NUMBER         WEIGHTED AVERAGE
 RANGE PER SHARE        OUTSTANDING         REMAINING LIFE        EXERCISE PRICE    EXERCISABLE       EXERCISE PRICE
 ---------------        -----------        ----------------      ----------------   -----------      ----------------
      $18.00                 24,500              4.8 years         $18.00              24,500              $18.00
       11.31                 10,000              7.8                11.31              10,000               11.31
    7.12 - 8.75             257,933              6.7                 7.41             257,933                7.41
    4.75 - 5.65              32,500              8.2                 5.04              25,833                5.05
        0.39                500,000              9.7                 0.39             500,000                0.39

10. EMPLOYEE BENEFIT PLAN

    The Company sponsors incentive savings plans covering substantially all of the employees of the Company and its subsidiaries, which allow participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Under these plans, employees with one year of service with the Company are eligible to participate.

    In November 2001, the Company suspended its policy of matching employee contributions. Prior to that date, the Company contributed an amount equal to 50% of employee contributions up to 3% of their base compensation. Matching contributions made by the Company were approximately $334,000 and $331,000 in the year ended December 31, 2001 and in the nine months ended December 31, 2000, respectively. The Company made no matching contributions in the year ended December 31, 2002.

11. MAJOR CUSTOMERS

    The Company is not dependent on any one customer, and the contract revenue earned from each customer varies from year to year based on the contracts awarded. Contract revenue earned comprising 10% or more of the Company's total contract revenue earned for the year ended December 31, 2002 and 2001 and the nine months ended December 31, 2000 is summarized as follows (in thousands):

                                              NINE MONTHS
                                                 ENDED
                  YEAR ENDED DECEMBER 31      DECEMBER 31
                   2002          2001             2000
                 --------       --------      -----------
Customer A       $  5,748       $     --      $        --
Customer B             --         15,858            6,617
Customer C             --             --            6,435

12. INTERNATIONAL SALES

    The Company fabricates structures and equipment for use worldwide by U.S. customers operating abroad and by foreign customers. During the years ended December 31, 2002 and 2001 and in the nine months ended December 31, 2000, 24%, 21% and 22%, respectively, of the Company's revenue was derived from projects fabricated for installation in international areas, with the remainder designed for installation in the U.S. Gulf of Mexico. The following table summarizes the Company's revenue by location for the years ended December 31, 2002 and 2001, and for the nine months ended December 31, 2000 (in thousands):

                                                         NINE MONTHS
                                                            ENDED
                          YEAR ENDED DECEMBER 31         DECEMBER 31
                             2002            2001           2000
                        -------------   -------------   -------------
Location:

  U.S. Gulf of Mexico   $      25,387   $      64,235   $      47,205
  International:
     Africa                     1,679           5,767           1,023
     Europe                       911             508           4,143
     Other                      5,309          11,233           8,014
                        -------------   -------------   -------------
  Total International           7,899          17,498          13,180
                        -------------   -------------   -------------
Total                   $      33,286   $      81,733   $      60,385
                        =============   =============   =============

    Substantially all of the assets of the Company are located in the United States of America.

13. COMMITMENTS AND CONTINGENCIES

    LEGAL MATTERS

    In addition to the matters described below, the Company is a party to various routine legal proceedings primarily involving commercial claims, workers' compensation claims, and claims for personal injury under the General Maritime Laws of the United States and the Jones Act. A number of the Company's vendors have sued the Company to collect amounts of money allegedly due to them. These vendors are, in each case, unsecured creditors of the Company. While the outcome of these lawsuits, legal proceedings and claims cannot be predicted with certainty, management believes that the outcome of such proceedings are not likely to have a material adverse effect on the Company's consolidated financial statements.

    In a lawsuit filed against the Company in the 14th Judicial Court in the Parish of Calcasieu, State of Louisiana, Professional Industrial Maintenance, L.L.C., Don E. Spano and Kimberly Spano allege multiple claims for breach of contract, breach of specific performance, a request for injunction, request for damages, and a request for treble damages and attorney fees for violations of the Louisiana Unfair Trade Practices Act. Mr. Spano was the managing member of Professional Industrial Maintenance, LLC, the company whose assets we acquired in January 1998. The plaintiffs more specifically claim that 1) the accounts receivable and cash in the bank at the time of the asset acquisition were not conveyed as part of the transaction, 2) certain accounting adjustments resulted in a credit to Mr. Spano, 3) the Company failed to timely deliver shares of common stock to Mr. Spano as required by the sale documents, 4) the Company failed to pay a bonus of $1,000,000 to Mr. Spano,
5) the Company allowed the maintenance work in the petrochemical plants to deteriorate under Mr. Spano's post transaction management, 6) the Company defamed the Plaintiffs, 7) the Company wrongfully commingled funds belonging to the Plaintiffs that resulted in seizure of taxes, interest and penalties, and 7) the Company failed to pay certain debts on assets included in the transaction. Total damages claimed by the Plaintiffs are approximately $5,000,000. The Company intends to vigorously defend the lawsuit. The Company has filed a counterclaim for recovery of approximately $400,000 paid on behalf of Professional Industrial Maintenance, LLC and Mr. Spano as a result of the transaction. We anticipate that this matter will go to trial during the second half of 2003. At December 31, 2002 the Company had recorded no reserve with respect to this lawsuit.

On March 14, 2003, the Lake Charles Harbor and Terminal District (the "Port") sent a letter to the Company alleging that the Company was not in compliance with certain environmental and workforce provisions of the lease agreement (the "Lease") by and between the Company and the Port for the Lake Charles facility. The Company has engaged a qualified environmental inspection company to perform a phase one study of the premises, which should be completed in the first week of April 2003. The Company intends to vigorously defend against any attempt to place the Company in breach of the lease

    LETTERS OF CREDIT

    In the normal course of its business activities, the Company is required to provide letters of credit to secure performance. At December 31, 2002, cash deposits totaling $231,000 secured outstanding letters of credit totaling $433,000.

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with two of its officers. These agreements terminate on February 26, 2004 and August 18, 2006, respectively. The minimum annual compensation commitment by the Company under these agreements is $180,000.

    LEASES

    The Company leases land, upon which portions of its structural fabrication and process equipment fabrication facilities in New Iberia are located, under noncancelable operating leases. The leases expire in 2003 for the structural fabrication facility with two 10-year renewal options and in 2009 for the process equipment facilities with one 10-year renewal option. The Company also leases its facility in Lake Charles under a noncancelable operating lease. The lease expires in 2005 and has two five-year renewal options. Future minimum payments, including option periods, under these leases are as follows (in thousands):

2003                      $    640
2004                           640
2005                           640
2006                           640
2007                           640
2008 and after               6,959
                          --------
                          $ 10,159
                          ========

    Rent expense, which includes rent on cancelable equipment leases, during the years ended December 31, 2002 and 2001 and the nine months ended December 31, 2000 was $1,553,000, $2,300,000 and $1,600,000, respectively.

14. RELATED PARTY TRANSACTIONS

     The Company provides health care benefits to its employees under a plan that covers the employees of companies owned by Nassau, including the employees of Nassau. This insurance coverage began on November 1, 2002. Through December 31, 2002 the Company incurred monthly costs of approximately $111,000 for coverage under this plan. Prior to participating in this plan, the Company was self insured for health care benefits with an excess insurance policy covering individual claims above $75,000 or claims in the aggregate above $1,125,000. The monthly cost of this policy was $112,000, including administration and claim expense.

     Under an arrangement with the Company, Midland has agreed to provide financial support and funding for working capital or other needs, as required. At December 31, 2002, Midland provided a standby letter of credit to a customer of the Company in support of a contract included in the Company's backlog at December 31, 2002. The letter of credit is in the amount of $3.1 million and expires on March 31, 2004. The Company reimbursed $12,600 to Midland for the cost of the letter of credit.

15. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    A summary of quarterly results of operations for the year ended December 31, 2002 and 2001 were as follows (in thousands, except per share data):

                                      MARCH 31,         JUNE 30,        SEPTEMBER 30,   DECEMBER 31,
                                        2002              2002              2002            2002
                                     ----------        ----------       -------------   ------------
Revenue                              $    9,856        $    8,379       $     5,837     $      9,214
Gross profit (loss)                         (37)           (1,030)           (1,610)          (3,297)
Net loss                                 (2,142)           (3,450)           (3,525)         (11,400)
Basic and diluted loss per share          (0.26)            (0.42)            (0.07)           (0.14)

                                      MARCH 31,         JUNE 30,        SEPTEMBER 30,   DECEMBER 31,
                                        2001             2001               2001            2001
                                     ----------        ----------       -------------   ------------
Revenue                              $   21,703        $   22,861       $    19,957      $    17,212
Gross profit (loss)                         128             1,735             1,560             (934)
Net loss                                 (1,603)             (591)          (23,034)          (4,053)
Basic and diluted loss per share          (0.20)            (0.07)            (2.83)           (0.50)

    On August 13, 2002, the Company issued 738 Series A shares of preferred stock. Each share of Series A preferred stock is convertible into 100,000 shares of Unifab common stock, or 73,800,000 total common shares. (See Notes 2 and 7). The weighted average number of shares outstanding used in the basic and diluted earnings per share calculations for the quarters ended September 30, 2002 and December 31, 2002 are calculated giving effect to the conversion of these preferred shares into common shares at August 13, 2002.

    Pretax results for the quarter ended December 31, 2002 include:

        o   Loss on impairment of Lake Charles facility of $5,074,000

        o   Loss reserves accrued on four fixed price contracts totaling
            $1,213,000

    Pretax results for the quarter ended December 31, 2001 include:

        o   Loss on the completion of the OBI contracts in progress of
            $2,039,000

        o Recovery of $1,680,000 on an account receivable which had been written off in the September 2001 quarter

16. INDUSTRY SEGMENTS

     Effective January 1, 2003, as a result of the Midland Recapitalization and Investment transaction, management has evaluated the changed organizational and reporting structure and has concluded that the Company operates three reportable segments: the platform fabrication segment, the process systems segment and the drilling rig fabrication segment. The platform fabrication segment fabricates and assembles platforms and platform components for installation and use offshore in the production, processing and storage of oil and gas. The process systems segment designs and manufactures specialized process systems and equipment related to the development and production of oil and gas reserves. The drilling rig fabrication segment provides fabrication services for new construction and repair of drilling rigs. The accounting policies of the segments are the same as those described in the summary of significant accounting policies, except that income taxes are accounted for on a consolidated basis and deferred tax assets are managed as corporate assets and are not recorded in the operating segments. The Company evaluates performance based on segment income, which is defined as revenue less cost of revenue and selling, general and administrative expense allocated to the operating segment. The Company does not allocate interest expense to the operating segments. Unallocated overhead consists primarily of corporate general and administrative costs that the Company does not allocate to the operating segments. The Company accounts for intersegment sales at fixed labor rates and at cost for materials and other costs. Intersegment sales are not intended to represent current market prices for the services provided.

     The following tables show information about the revenue, profit or loss, depreciation and amortization, assets and expenditures for long-lived assets of each of the Company's reportable segments for the years ended December 31, 2002 and 2001 and for the nine-month period ended December 31, 2000. Segment assets do not include intersegment receivable balances as the Company believes inclusion of such assets would not be meaningful. Segment assets are determined by their location at period end. Some assets that pertain to the segment operations are recorded on corporate books, such as prepaid insurance. These assets have been allocated to the segment in a manner that is consistent with the methodology used in recording the segment's expense.

                                                                              NINE-MONTHS
                                                                                 ENDED
                                              YEAR ENDED DECEMBER 31,         DECEMBER 31,
                                                2002             2001             2000
                                           -------------    -------------    -------------
                                                           (in thousands)
Revenue from external customers:
  Platform fabrication                     $      17,384    $      36,717    $      28,439
  Process systems                                 12,124           26,299           17,001
  Drilling rig fabrication                           498            5,295            2,556
  Other (a)                                        3,280           13,937           13,078
  Intersegment eliminations                           --             (515)            (689)
                                           -------------    -------------    -------------
                                           $      33,286    $      81,733    $      60,385
                                           =============    =============    =============
Segment income (loss):
  Platform fabrication                     $      (1,913)   $       1,859    $      (2,565)
  Process systems                                 (4,231)          (4,076)          (1,817)
  Drilling rig fabrication                        (7,354)          (5,097)            (240)
  Other (a)                                       (1,604)         (15,795)          (4,207)
                                           -------------    -------------    -------------
                                                 (15,102)         (23,109)          (8,829)
  Interest expense                                (1,894)          (2,794)          (1,807)
  Unallocated corporate expense                   (3,521)          (2,062)            (678)
                                           -------------    -------------    -------------
  Loss before income tax                   $     (20,517)   $     (27,965)   $     (11,314)
                                           =============    =============    =============

Depreciation and amortization:
  Platform fabrication                     $       1,196    $       1,220    $         956
  Process systems                                    465              648              554
  Drilling rig fabrication                           578              740              442
  Other (a)                                          460              446              406
                                           -------------    -------------    -------------
                                                   2,699            3,054            2,358
  Corporate                                            1               --               --
                                           -------------    -------------    -------------
                                           $       2,700    $       3,054    $       2,358
                                           =============    =============    =============
Segment assets at end of period:
  Platform fabrication                     $      21,589    $      24,161    $      25,751
  Process systems                                 10,020           13,909           14,409
  Drilling rig fabrication                         6,303           13,460           18,158
  Other (a)                                           --            7,099           15,804
                                           -------------    -------------    -------------
                                                  37,912           58,629           74,122
  Corporate                                        1,367            4,578            8,532
                                           -------------    -------------    -------------
                                           $      39,279    $      63,207    $      82,654
                                           =============    =============    =============

Expenditures for long-lived assets:
  Platform fabrication                     $         121    $         248    $         681
  Process systems                                  1,050            1,141              220
  Drilling rig fabrication                            --              729            3,530
  Other (a)                                           --              175              257
                                           -------------    -------------    -------------
                                                   1,171            2,293            4,688
  Corporate                                           23               --               --
                                           -------------    -------------    -------------
                                           $       1,194    $       2,293    $       4,688
                                           =============    =============    =============


(a) Included in Other are the revenue, segment loss, depreciation and amortization, assets and expenditures related to derrick fabrication, waste water treatment, and plant maintenance operations. These operations ceased prior to December 31, 2002.

(c)      Exhibits.

         23.1     Consent of Deloitte & Touche LLP

         23.2     Consent of Ernst & Young LLP

         99.1 Management's Discussion and Analysis of Financial Condition and Results of Operations


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            By:    /s/ William A. Hines
                                                   ----------------------------
                                                   William A. Hines
                                                   Principal Executive Officer

Dated:  July 18, 2003

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER          DESCRIPTION
-------         -----------
 23.1           Consent of Deloitte & Touche LLP

 23.2           Consent of Ernst & Young LLP

 99.1 Management's Discussion and Analysis of Financial Condition and Results of Operations